Exhibit 99.1
WHEELING-PITTSBURGH CORPORATION
CONTACT: Jim Kosowski
304-234-2440
RELEASE DATE: May 5, 2006
FOR IMMEDIATE RELEASE
WHEELING-PITTSBURGH CORPORATION AND
COMPANHIA SIDERÚRGICA NACIONAL ANNOUNCE INTENT
TO FORM NORTH AMERICAN STRATEGIC ALLIANCE
WHEELING, WV, May 5, 2006 – Wheeling-Pittsburgh Corporation (NASDAQ: WPSC) and Companhia Siderúrgica Nacional (NYSE: SID) jointly announced that they are in discussions concerning a strategic alliance in North America that could involve a minority investment in Wheeling-Pittsburgh Corporation, a long term slab supply arrangement and other strategic considerations. No assurance can be given that a strategic alliance will be successfully concluded.
About Wheeling-Pittsburgh:
Wheeling-Pittsburgh was organized as a Delaware corporation on June 27, 1920 under the name Wheeling Steel Corporation. Its headquarters is located in Wheeling, WV, with major production facilities in the Upper Ohio and Monongahela valleys. Wheeling-Pittsburgh is a holding company that, together with its several subsidiaries and joint ventures, produces steel and steel products using both integrated and electric arc furnace technology. The Company has slab making production capacity of 2.8 million short tons and hot rolling capacity of 3.4 million short tons. Approximately 65 percent of its sales are comprised of high value-added products.
About Companhia Siderúrgica Nacional
CSN was founded on April 9, 1941 and privatized in 1993. As the first integrated flat steel producer in Brazil, CSN played a historical role in the country’s industrialization process. In addition to steel production, the Company has operations in mining, infrastructure and cement businesses. CSN has 8,542 employees and has crude steel annual production of 5.6 million metric tons. Its assets consist of an integrated steel mill, four industrial units, two of them abroad (United States and Portugal), iron ore, limestone, dolomite and tin mines, the largest flat steel distributor of Brazil, two port terminals, as well as a share in railroads and two hydroelectric plants.
CSN shares are traded on the Sao Paulo (BOVESPA) and New York (NYSE) stock exchanges.
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